EXHIBIT 99.1

PRESS RELEASE

Satcon Appoints Chief Financial Officer

Boston, Massachusetts — March 15, 2010 - Satcon Technology Corporation (NASDAQ CM: SATC), a leading provider of utility scale power solutions for the renewable energy market, today announced the appointment of Donald R. Peck to the position of Chief Financial Officer, effective immediately.

“We are very pleased to have an executive with Don’s skills and depth joining Satcon,” said Steve Rhoades, President and Chief Executive Officer.  “His broad experience in operations finance, cost analysis and modeling, and treasury with domestic and global enterprises aligns well with our operational and financial goals.  Don’s proven financial leadership capabilities will greatly strengthen our senior management team.”

Mr. Peck brings over 30 years of experience in financial management, operations and strategic business development to his role at Satcon.  Prior to joining Satcon, Mr. Peck was Executive Vice President, Chief Financial Officer and Treasurer at Egenera, Inc., a data center virtualization company.  He also served as Executive Vice President and Chief Financial Officer at First Marblehead Corporation, where he successfully completed the company’s Initial Public Offering.  Before joining First Marblehead, Mr. Peck held positions at Zeborg, MarketMax, and Centennial Technologies serving in executive management, finance, legal, and administrative roles.  Earlier in his career, Mr. Peck was a junior partner at Nutter, McClennen & Fish, and an auditor with Arthur Andersen.

Mr. Peck obtained his B.S. in Business Administration from the University of Rhode Island and his JD from Cornell Law School.

As an inducement to him joining Satcon, the company is granting Mr. Peck options to acquire up to 1,000,000 shares of the company’s common stock at a price per share equal to today’s closing price.  The options vest over four years, with the first 25% vesting on March 15, 2011, and the balance vesting in equal quarterly installments over the following three years.  Of these options, one for 500,000 shares is being granted under the company’s 2005 Incentive Compensation Plan and one for 500,000 shares is being granted outside of such plan.  For further information concerning the terms of these options, please refer to the report on Form 8-K being filed today by the company with the Securities and Exchange Commission.

About Satcon

Satcon Technology Corporation is the leading provider of utility scale power solutions for the renewable energy market, enabling the industry’s most advanced reliable and proven clean energy alternatives.  For over 24 years, Satcon has designed and delivered the next generation of efficient energy systems for solar photovoltaic, stationary fuel cells, wind-turbines, and energy storage systems.  To learn more about Satcon, please visit www.Satcon.com .

Safe Harbor

Statements made in this press release that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation. Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

Contact:

Leah Gibson

Investor Relations Manager

Satcon Technology Corporation
(617) 897-2400
leah.gibson@satcon.com